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                                                                     EXHIBIT 4.6

                     SUBORDINATED NOTE CONVERSION AGREEMENT

         This Agreement is made effective as of the lst day of June, 1997, by and between Watermarc Food Management Co., a Texas corporation f/k/a Billy Blues Food Corporation ("Watermarc"), and Ghulam M. Bombaywala, (hereafter jointly referred to as the "Parties").

         WHEREAS, on the 19th day of December 1994, Ghulam M. Bombaywala purchased Five Hundred Thousand Dollars ($500,000.00) principal amount of Watermarc's 12% Subordinated Notes (hereafter referred to as the "Subordinated Note"); and

         WHEREAS, the Parties wish to convert the Subordinated Note payable by Watermarc to Mr. Bombaywala in the total principal amount of Five Hundred Thousand Dollars ($500,000.00) into an 11% Subordinated Note of equal principal amount due June 30, 2002; and

         NOW, THEREFORE, for and in consideration of the premises hereunder, the Parties agree as follows:

         1. In exchange for the consideration provided for in Section 2 below, Ghulam M. Bombaywala forgives and forever discharges the Subordinated Note owed to him by Watermarc and due on July 31, 1997 in the total principal sum of Five Hundred Thousand Dollars ($500,000.00), together with all interest, accrued and unaccrued effective June 1, 1997.

         2. Mr. Bombaywala shall receive a promissory note from Watermarc in the principal amount of Five Hundred Thousand Dollars ($500,000.00) constituting a part of Watermarc's 11% Convertible Subordinated Notes and Warrants being offered to prospective investors pursuant to Watermarc's Confidential Private Placement Memorandum dated June 1, 1997.

         3. This Agreement shall be construed according to and be governed by the laws of the State of Texas. The Parties agree that venue for any litigation arising out of this Agreement shall lie in Houston, Harris County, Texas.

         4. This Agreement contains the entire agreement of the Parties with respect to the matters covered by its terms. No other agreement, statement, or promise made by any party, or to any employee, officer, or agent of any party, that is not contained in this Agreement shall be of any force or effect.

         This Agreement is executed by the Parties on the day and year first above written.

                                        Watermarc Food Management Co.

/s/  GHULAM M. BOMBAYWALA
---------------------------------
Ghulam M. Bombaywala Individually       /s/ ANGELO PITILLO
                                        --------------------------------
                                        By: Angelo Pitillo
                                        President and Chief Operating Officer